United States

Securities and Exchange Commission

Washington, D.C. 20548

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ExlService Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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350 Park Avenue

New York, New York 10022

(212) 277-7100

April 29, 2008

Dear Stockholder:

On behalf of the board of directors of ExlService Holdings, Inc., I am pleased to invite you to the 2008 Annual Meeting of Stockholders, which will be held on June 19, 2008, in New York City.

The Annual Meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement and discussion on other business matters properly brought before the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the proxy statement, please promptly vote and submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

The board of directors and management look forward to seeing you at the Annual Meeting.

Sincerely,

/s/    VIKRAM TALWAR

Vikram Talwar

Vice Chairman and CEO

350 Park Avenue

New York, New York 10022

(212) 277-7100

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to the 2008 Annual Meeting of Stockholders of ExlService Holdings, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held at 350 Park Avenue, New York, New York 10022, on June 19, 2008, at 10:00 am, Eastern Time, for the purposes of voting on the following matters:

1.	the election of three Class II members of the board of directors of the Company for a term of three years each;

2.	the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2008; and

3.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If you are a stockholder of record at the close of business on April 30, 2008, you are entitled to vote at the Annual Meeting. A list of stockholders as of the record date will be available for examination for any purpose germane to the Annual Meeting, during ordinary business hours, at the Company’s executive offices at 350 Park Avenue, New York, New York 10022, for a period of 10 days prior to the date of the Annual Meeting and at the Annual Meeting itself.

Whether or not you expect to attend the Annual Meeting in person, we encourage you to promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope provided. Voting by proxy will not deprive you of the right to attend the Annual Meeting or to vote your shares in person. You can revoke a proxy at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of elections in writing of such revocation prior to the Annual Meeting.

By Order of the Board of Directors
/s/ AMIT SHASHANK
Amit Shashank
Vice President, General Counsel and Corporate Secretary

New York, New York

April 29, 2008

The Company’s Annual Report on Form 10-K for fiscal year 2007 accompanies this notice but is not incorporated as part of the enclosed proxy statement and should not be considered part of the proxy solicitation materials.

i

350 Park Avenue

New York, New York 10022

(212) 277-7100

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of ExlService Holdings, Inc., a Delaware corporation (“us,” “we,” “our” or the “Company”), of proxies to be used at our 2008 Annual Meeting of Stockholders to be held at 350 Park Avenue, New York, New York 10022, at 10:00 am, Eastern Time, on June 19, 2008, and any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy card are being mailed to stockholders on or about May 13, 2008.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on April 30, 2008, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on April 28, 2008, we had 28,778,799 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date for the Annual Meeting. There is no cumulative voting in the election of directors.

How You Can Vote

If your shares are registered directly in your name with Registrar and Transfer Company, our transfer agent (which means you are a “stockholder of record”), you can vote your proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope. Please refer to the specific instructions set forth in the enclosed proxy card.

If you are the beneficial owner of shares held in the name of a brokerage, bank, trust or other nominee as a custodian (also referred to as shares held in “street name”), your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Voting at the Annual Meeting. Voting by mail will not limit your right to vote at the Annual Meeting if you decide to attend in person. Our board of directors recommends that you vote by mail as it is not practical for most stockholders to attend the Annual Meeting. If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee giving you the right to vote the shares at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised in any of the following ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to the inspector of elections prior to the Annual Meeting; or

•	by submitting another properly executed proxy of a later date to the inspector of elections prior to the Annual Meeting.

Required Vote; Effect of Abstentions and Broker Non-Votes

Quorum

A quorum, which is a majority of the issued and outstanding shares of our common stock as of April 30, 2008, must be present to hold the Annual Meeting. As of April 28, 2008, there were 28,778,799 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending the Annual Meeting in person and by their proxy holders. If you indicate an abstention as your voting preference for all matters to be acted upon at the Annual Meeting, your shares will be counted toward a quorum but they will not be voted on any matter.

Proposal 1: Election of directors

Directors are elected by the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may cast your vote in favor of electing the nominees as directors, withhold your vote on one or more nominees or abstain from voting your shares. For purposes of the vote on Proposal 1, abstentions will have no effect on the results of the vote.

Other Proposals

The ratification of the appointment of our independent registered public accounting firm and each other item to be acted upon at the Annual Meeting will require the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. You may cast your vote in favor of or against this proposal or you may abstain from voting your shares. For purposes of the vote on Proposal 2 or such other item to be acted upon at the Annual Meeting, abstentions will have the effect of a vote against this proposal.

If you submit your proxy, but do not mark your voting preference, the proxy holders will vote your shares FOR the election of the nominees for director and FOR the ratification of the appointment of our independent registered public accounting firm.

Other Matters to be Acted upon at the Meeting

Our board of directors presently is not aware of any matters, other than those specifically stated in the Notice of Annual Meeting, which are to be presented for action at the Annual Meeting. If any matter other than those described in this Proxy Statement is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Solicitation of Proxies

We will pay the cost of printing and mailing proxy materials. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Internet Availability of Proxy Materials

Our notice of meeting, proxy statement, form of proxy card and annual report on Form 10-K are available on our website, www.exlservice.com.

Important

Please promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope so that your shares can be voted at the Annual Meeting. This will not limit your right to attend or vote at the Annual Meeting.

All Annual Meeting attendees may be asked to present a valid, government issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank, trust or other nominee, before entering the Annual Meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (212) 277-7109.

OUR BOARD OF DIRECTORS

Our board of directors currently consists of eight directors divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The current composition of our board of directors is as follows:

Class II Directors (term expiring in 2008):	David B. Kelso Clyde W. Ostler Vikram Talwar, our Vice Chairman and CEO

Class III Directors (term expiring in 2009):	Steven B. Gruber, our Chairman Dr. Mohanbir Sawhney Garen K. Staglin

Class I Directors (term expiring in 2010):	Edward V. Dardani Rohit Kapoor, our President and Chief Operating Officer

The election of our Class II directors will take place at the Annual Meeting. If elected, each of the Class II director nominees will serve on our board of directors until our annual meeting of stockholders in 2011 or until their successors are duly elected and qualified in accordance with our by-laws.

The following sets forth additional information regarding our directors.

Vikram Talwar—Age: 58—co-founded ExlService.com, Inc., our predecessor (“EXL Inc.”), in April 1999 and has served as our Chief Executive Officer and Vice Chairman of our board of directors since November 2002 and as Chief Executive Officer of EXL Inc. since April 1999. Prior to founding EXL Inc., Mr. Talwar served in various capacities at Bank of America, including Country Manager in India and other Asian countries from 1970 to 1996, and served as Chief Executive Officer and Managing Director of Ernst & Young Consulting India from 1998 to 1999.

Rohit Kapoor—Age: 43—co-founded EXL Inc. in April 1999 and has served as our President and director since November 2002, as our Chief Financial Officer from November 2002 until June 2005 and from August 2006 to March 2007, as our Chief Operating Officer since June 2007 and as President and Chief Financial Officer of EXL Inc. since August 2000. Prior to founding EXL Inc., Mr. Kapoor served as a business head of Deutsche Bank from July 1999 to July 2000. From 1991 to 2000, Mr. Kapoor served in various capacities at Bank of America in the United States and Asia, including India.

Steven B. Gruber—Age: 50—has served as our Chairman since November 2002. Since February 1999, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the investment advisor to Oak Hill Capital Partners, L.P., one of our 5% stockholders. Since April 1990, Mr. Gruber has been a Managing Director of Oak Hill Partners, Inc. (including its predecessor entities) and the Manager of Acadia Partners, L.P. Additionally, since February 1994, he has been a Managing Partner of Insurance Partners Advisors L.P. Mr. Gruber serves on the board of directors of American Skiing Company.

Edward V. Dardani—Age: 46—has served as a member of our board of directors since April 2005. Mr. Dardani is a Partner of Oak Hill Capital Partners, L.P., one of our 5% stockholders, which he joined in July 2002. Mr. Dardani is responsible for investments in business and financial services sectors. Mr. Dardani began his career at Merrill Lynch in their investment banking group. Mr. Dardani serves on the boards of directors of American Skiing Company, RSC Equipment Rental, Inc. The Jacobson Companies, and Southern Air, Inc.

David B. Kelso—Age: 55—has served as a director since July 2006. Mr. Kelso most recently served as a senior advisor to Inductis, Inc. (“Inductis”) from June 2004 through June 2006. He served in the Office of the Chairman as Executive Vice President for Strategy and Finance for Aetna, Inc. from September 2001 through

September 2003. Mr. Kelso served on the board of directors of Aetna Life Insurance Company from 2001 to 2003. In 2003, Mr. Kelso founded Kelso Advisory Services and serves as its Managing Director. Mr. Kelso serves on the boards of directors of Aspen Holdings, Ltd. and Assurant Inc.

Clyde W. Ostler—Age: 61—has served as a member of our board of directors since December 2007. Mr. Ostler is currently Group Executive Vice President of the Wealth Management Group and Internet Services Group at Wells Fargo & Company, where he has been employed since 1971 in various management positions, including as General Auditor from 1983 to 1986 and Chief Financial Officer from 1986 to 1990.

Dr. Mohanbir Sawhney—Age: 44—has served as a member of our board of directors since November 2005. Dr. Sawhney is a recognized author, scholar and consultant on marketing and e-business and has been the McCormick Tribune Professor of Technology and the Director of the Center for Research in Technology & Innovation at the Kellogg School of Management, Northwestern University, since September 1993. Dr. Sawhney is also a Fellow of the World Economic Forum.

Garen K. Staglin—Age: 63—has served as a member of our board of directors since June 2005. Mr. Staglin has over 35 years of experience in the financial services and technology industries. Mr. Staglin served on the board of directors of First Data Corporation, a credit card and financial services processing company, from 1992 to 2002 and was Chief Executive Officer of eONE Global LP, an emerging payments company, from 2001 to 2004. Mr. Staglin serves as on the boards of directors of Solera Holdings, Inc. and Bottomline Technologies, Inc. and several private companies. Mr. Staglin is a member of the Advisory Board of the Cambridge University Business School in the United Kingdom.

There are no family relationships among any of our directors or executive officers.

On April 15, 2008, we announced that, pursuant to our internally developed succession plans, effective May 1, 2008, Mr. Gruber will become our Lead Director, Mr. Talwar will become our Executive Chairman and Rohit Kapoor will become our President and Chief Executive Officer. Mr. Kapoor will remain one of our directors.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that all of the members on our board of directors other than Messrs. Talwar and Kapoor meet the independence requirements of the Nasdaq Stock Market and the federal securities laws.

Meeting Attendance

Our directors are expected to attend all board of directors meetings and meetings of committees on which they serve. Directors are also expected to spend sufficient time and meet as frequently as necessary to discharge their responsibilities properly. Our Chairman presides at all meetings of our board of directors. Overall, during 2007, our board of directors met eight times. Each member of our board of directors other than Messrs. Dardani and Sawhney attended at least 75% of our board of directors meetings during the period in 2007 in which he served on our board of directors. It is our policy that all of our Directors should attend our Annual Meetings of Stockholders absent exceptional cause.

Committees

Our board of directors currently has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee. Our Audit Committee oversees and assists our board of directors in fulfilling its oversight responsibilities with respect to:

•

our accounting and financial reporting processes, including the integrity of the financial statements and other financial information provided by us to our stockholders, the public, any stock exchange and others;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the audit of our financial statements; and

•	the performance of our internal audit function and independent registered public accounting firm.

Our Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to our Audit Committee. Our Audit Committee also reviews and approves certain related-party transactions as required by the rules of the Nasdaq Stock Market. A copy of our Audit Committee charter can be found on our website at www.exlservice.com.

The members of our Audit Committee are appointed by our board of directors. All members of our Audit Committee must also be recommended by our Nominating and Governance Committee. Messrs. Kelso, Sawhney and Ostler are the current members of our Audit Committee. Mr. Ostler was appointed to our Audit Committee in connection with his appointment to our board of directors on December 11, 2007. Prior to Mr. Ostler’s appointment to our Audit Committee, Mr. Staglin served as a member of such committee. Mr. Kelso is the chairman of our Audit Committee. Messrs. Kelso and Ostler qualify as audit committee financial experts under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Messrs. Kelso, Sawhney and Ostler meet the independence and the experience requirements for audit committee membership of the Nasdaq Stock Market and the federal securities laws. During 2007, our Audit Committee met eight times. Each member of our Audit Committee attended at least 75% of our Audit Committee’s meetings during the period in 2007 in which he served on our Audit Committee.

Nominating and Governance Committee. Our Nominating and Governance Committee identifies individuals qualified to become members of our board of directors (consistent with criteria approved by our board of directors), selects, or recommends that our board of directors select, candidates for election to our board of directors, develops and recommends to our board of directors Corporate Governance Guidelines that are applicable to us and oversees board of director and management evaluations. A copy of our Nominating and Governance Committee charter can be found on our website at www.exlservice.com.

Our Nominating and Governance Committee has a policy, reflected in such committee’s charter, of considering director candidates recommended by our stockholders. Candidate recommendations should be sent to our Nominating and Governance Committee, c/o ExlService Holdings, Inc., 350 Park Avenue, New York, New York 10022, Attention: Corporate Secretary. Our Nominating and Governance Committee evaluates all candidates in the same manner regardless of the source of the recommendation. Our Nominating and Governance Committee, in making its selection of director candidates, considers the appropriate skills and personal characteristics required in the light of the then-current makeup of our board of directors and in the context of our perceived needs at the time. The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity in personal and professional dealings of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of our existing board of directors, so that we maintain a body of directors from diverse professional and personal backgrounds;

•	whether the skills and experience of the candidate will complement that of our existing board of directors;

•

the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her board of directors’ duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating our financial performance;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for us as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and by-laws;

•

the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded companies organized in our jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as our board of directors deems appropriate.

Our Nominating and Governance Committee reviews written and oral information provided by and about candidates and considers any additional criteria it feels are appropriate to ensure that all director nominees possess appropriate skills and experience to serve as a member of our board of directors.

The members of our Nominating and Governance Committee are appointed by our board of directors. During 2007, our Nominating and Governance Committee met four times. Messrs. Dardani, Kelso, Sawhney and Staglin are the current members of our Nominating and Governance Committee. Mr. Staglin is the chairman of our Nominating and Governance Committee. Our board of directors has determined that Messrs. Dardani, Kelso, Sawhney and Staglin meet the independence requirements of the Nasdaq Stock Market and the federal securities laws.

Compensation Committee. Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors, officers and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also reviews, evaluates and makes recommendations to our board of directors with respect to our incentive compensation plans and equity-based plans and administers the issuance of awards under our equity incentive plans. Our Compensation Committee charter permits the committee to form and delegate authority to subcommittees when appropriate; provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Nasdaq Stock Market. Any such subcommittee must have a published committee charter. Our Compensation Committee charter also permits the committee to retain advisors, consultants or other professionals to assist the Compensation Committee to evaluate director, Chief Executive Officer or other senior executive compensation and to carry out its duties. During 2007, our Compensation Committee did not retain any such advisors, consultants or other professionals. Our Compensation Committee’s report included in this proxy statement is on page 23. Additional information regarding our Compensation Committee’s processes and procedures for consideration for executive compensation are addressed in the Compensation Discussion and Analysis below. A copy of our Compensation Committee charter can be found on our website at www.exlservice.com.

The members of our Compensation Committee are appointed by our board of directors. All members of our Compensation Committee appointed after the formation of our Nominating and Governance Committee in September 2006 in connection with our initial public offering must also be recommended by our Nominating and Governance Committee. Messrs. Gruber, Ostler and Staglin are the current members of our Compensation Committee. Mr. Ostler was appointed to our Compensation Committee in connection with his appointment to our board of directors on December 11, 2007. Prior to Mr. Ostler’s appointment to our Compensation Committee, Mr. Kelso served as a member of such committee. Mr. Gruber is the chairman of our Compensation Committee. Our board of directors has determined that Messrs. Gruber, Ostler and Staglin meet the independence requirements of the Nasdaq Stock Market and the federal securities laws. During 2007, our Compensation Committee met four times. Each member of our Compensation Committee attended at least 75% of our Compensation Committee meetings during the period in 2007 in which he served on our Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Gruber, Ostler and Staglin are the members of our Compensation Committee.

During 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

Code of Conduct and Ethics; Corporate Governance Guidelines

In accordance with SEC rules, our board of directors has adopted a Code of Conduct and Ethics that is applicable to our directors, officers and employees and which outlines the high ethical standards that we support and details how our directors, officers and employees should conduct themselves when dealing with fellow employees, client, suppliers, competitors and the general public. A copy of our Code of Conduct and Ethics can be found on our website at www.exlservice.com.

Our board of directors has also adopted a set of Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the commitment of our board of directors to monitor the effectiveness of policy and decision-making, both at the board and senior management levels, and to enhance stockholder value over the long term. A copy of our Corporate Governance Guidelines can be found on our website at www.exlservice.com.

Communications with the Board

Stockholders interested in contacting our board of directors, our Chairman or any individual director are invited to do so by writing to:

Board of Directors of ExlService Holdings, Inc.

c/o Corporate Secretary

ExlService Holdings, Inc.

350 Park Avenue

New York, New York 10022

All other stockholder communications addressed to our board of directors will be referred to our Chairman and tracked by our Corporate Secretary. Stockholder communications specifically addressed to a particular director will be referred to that director.

Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to our Audit Committee, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Audit Committee

ExlService Holdings, Inc.

350 Park Avenue

New York, New York 10022

Attn: General Counsel

All such concerns will be reviewed under Audit Committee direction and oversight by our General Counsel, our Head of Internal Audit or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. We prepare a periodic summary report of all such communications for our Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that, except as set forth in the following sentence, all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2007. Mr. Talwar filed three late reports regarding five transactions; Mr. Bagai, Vikas Bhalla, Sanjay Gupta and Mr. Shashank each filed one late report regarding two transactions each; Sandeep Tyagi, Mr. Staglin and Madhavi Dahanukar each filed one later report regarding one transaction; Deepak Dhawan filed two late reports regarding three transactions; and Mr. Sawhney filed one late report regarding three transactions.

OUR EXECUTIVE OFFICERS

The table below sets forth information regarding our executive officers as of April 29, 2008.

Name	Age	Position

Vikram Talwar	58	Chief Executive Officer and Vice Chairman of the Company

Rohit Kapoor	43	President, Chief Operating Officer and Director of the Company

Matthew Appel	52	Vice President and Chief Financial Officer of the Company

Pavan Bagai	46	Vice President, Head of Outsourcing Services of ExlService.com (India) Private Limited (“EXL India”)

Amitabh Hajela	39	Vice President and Global Head of Human Resources

Krishna Nacha	38	Vice President and Chief Sales & Marketing Officer

Amit Shashank	38	Vice President, General Counsel and Corporate Secretary of the Company

Rembert de Villa	51	Vice President, Head of Transformation Services and Managing Principal

Biographical information for Vikram Talwar and Rohit Kapoor can be found in “Our Board of Directors” above.

Matthew Appel—Age: 52—has served as our Vice President since February 2007 and as our Vice President and Chief Financial Officer since March 30, 2007. Prior to joining us, Mr. Appel was Vice President, BPO Product Management from 2006 to 2007 and Vice President, Finance & Administration BPO from 2003 through 2005 at Electronic Data Systems Corporation. From 2001 to 2003, Mr. Appel was the Senior Vice President, Finance and Accounting BPO at Affiliated Computer Services, Inc.

Pavan Bagai—Age: 46—has served as Vice President, Head of Outsourcing Services of EXL India since June 2006. He previously served as Vice President, Research and Analytics of EXL India from December 2004 to May 2006, as Vice President, Operations of EXL India from November 2002 to November 2004 and as Vice President, Strategic Businesses of EXL India from July 2002 to November 2002. Prior to joining us, Mr. Bagai served in various capacities in several business areas at Bank of America beginning in 1985, including corporate banking, finance, capital markets and trading in various markets across Asia and Europe, including India. On April 15, 2008, we announced that, pursuant to our internally developed succession plans, effective May 1, 2008, Mr. Bagai will become our Chief Operating Officer.

Amitabh Hajela—Age: 39—has served as our Vice President and Global Head of Human Resources since December 2007. Prior to joining us, Mr. Hajela served as Director for Global Talent Acquisition and Leadership Development at Celanese Corporation between February 2007 to October 2007, as Vice President and Business Leader for Strategic Initiatives and Projects at American Express from March 2005 to February 2007 and in several significant capacities with General Electric, both in the U.S. and India, from October 1998 to February 2005.

Krishna Nacha—Age: 38—has served as our Vice President and Chief Sales & Marketing Officer since August 2007. Prior to joining us, Mr. Nacha served as Vice President/Regional Manager at iGate Global Solutions from January 2004 to August 2007 and as Global Sales Manager at Infosys Technologies Ltd. from September 1999 through December 2003.

Amit Shashank—Age: 38—has served as our General Counsel and Vice President since June 2004. Mr. Shashank also serves as Corporate Secretary of the Company. Prior to joining us, Mr. Shashank was an attorney with the law firm of Shearman & Sterling LLP from January 1997 until June 2004.

Rembert de Villa—Age: 51—has served as our Vice President, Head of Transformation Services and Managing Principal since April 2008. Prior to joining us, Mr. de Villa served as the Managing Director and Global Practice Leader, Strategic Services at MasterCard Advisors from December 2005 through April 2008 and as Vice President and Financial Services Practice Leader for North America at Capgemini Ernst & Young from March 2003 to December 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that the long-term success of companies that provide business processing outsourcing, or BPO, and transformation services globally and deliver high quality services to clients is linked closely with their ability to recruit, train and retain employees at every level. In addition, there is intense competitive pressure in our industry for qualified managers with a demonstrated track record of achievement and the potential for higher achievement. Accordingly, it is critical that we attract, motivate and retain highly talented individuals at all levels of the organization that are committed to our core values of accountability, innovation, excellence, urgency, integrity and mutual respect. We believe that our executive compensation programs are integral to achieving this end.

Our Compensation Committee bases its executive compensation programs on the following objectives, which guide us in establishing all of our compensation programs:

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Compensation should reward performance. Our programs should deliver top-tier compensation in return for top-tier individual and company performance; conversely, where individual performance and/or our performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, the programs should continue to ensure that successful, high-achieving employees remain motivated and committed.

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Compensation should balance long-term focus that is linked with stockholder value and short-term financial objectives. Consistent with this philosophy, equity-based compensation should be higher for persons with higher levels of responsibility and greater influence on longer-term results, thereby making a significant portion of their total compensation dependent on long-term stock appreciation. In addition, compensation should focus management on achieving short-term performance goals in a manner that supports and ensures long-term success and profitability.

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Compensation should be based on the level of job responsibility, individual performance and our performance. As employees progress to higher levels in the organization, they are able to more directly affect our results and strategic initiatives, and therefore an increasing proportion of their pay should be linked to our performance and stockholder value.

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Compensation should reflect the value of the job in the marketplace. We compete for talent globally. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent in the relevant markets.

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Compensation programs should be easy to understand. We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed to employees in order to effectively motivate them. Employees need to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to our achievement of our strategic and operational goals. We also believe that compensation for our employees should be administered uniformly across the company and should be administered with clear-cut objectives and performance metrics to eliminate the potential for individual supervisor bias.

Our Compensation Committee’s Processes

Our Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation programs are achieving their objectives. Among those are:

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Assessment of Company Performance. Our Compensation Committee uses financial performance measures to determine a significant portion of the size of payouts under our cash incentive bonus program. Our financial performance measures, chosen to focus employees on improving both top-line revenues and bottom-line earnings, are pre-agreed by our Compensation Committee annually at the beginning of the year and are applied uniformly across the company. When we achieve the pre-agreed financial measures that are set forth in our annual operating plan, our employees that are eligible for cash incentive bonuses receive amounts that are at target. The cash incentive bonus for senior executives that have responsibility for operating divisions is also tied to the financial performance of the operating division headed by such executives. These measures reflect targets that are intended to be aggressive but attainable. The remainder of an individual’s payout under our cash incentive bonus program is determined by individual performance.

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Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including Messrs. Talwar and Kapoor, our founder executive officers, and our other executive officers. The evaluation of an individual’s performance determines a portion of the size of payouts under our cash incentive bonus program and also influences any changes in base salary. At the beginning of each year, our Nominating and Governance Committee meets separately by itself and with the founder executive officers to set their respective performance objectives for the year. The performance objectives are initially proposed by the founder executive officers and modified by the Nominating and Governance Committee based on the performance assessment conducted for the preceding year as well as for important priorities for the current year. Each agreed-upon objective is supplemented with key performance indicators. Our Nominating and Governance Committee’s goal is to design key performance indicators that are objective and easily measurable. At the end of the year, our Nominating and Governance Committee meets to conduct a performance review of our founder executive officers based primarily on their respective achievement of the agreed-upon objectives as well as the founder executive officers’ contribution to our performance and other leadership accomplishments. This evaluation is shared initially by our Nominating and Governance Committee with our Compensation Committee and after that with our founder executive officers by the chairman and other members of our Compensation Committee. After the discussion, our Compensation Committee assigns a corresponding numerical performance rating that translates into specific payouts under our cash incentive bonus program and also influences any changes in base salary.

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For our other named executive officers, our Compensation Committee receives a performance assessment and compensation recommendation from our founder executive officers. The performance assessments are based on self-evaluations by each of the direct reports of the founder executive officers, including the other named executive officers, and subsequent performance appraisals conducted by one or both founder executive officers in the presence of our Global Head of Human Resources. Our Compensation Committee reviews the performance assessments of these executives with and without our founder executive officers based on the achievement of pre-agreed objectives by each executive officer and his or her organization, his or her contribution to our performance and other leadership accomplishments as well as on an evaluation of the officer’s competence. In determining the numerical performance rating that translates into specific payouts under our cash incentive bonus program and also influences any changes in base salary, our Compensation Committee may also exercise its judgment based on the board’s interactions with such officers.

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Benchmarking and Use of Compensation Consultant. Our Compensation Committee reviews our executive compensation programs relative to publicly available compensation data compiled directly for our Compensation Committee by our Global Head of Human Resources for a group of companies that provide business and technology services. Our Global Head of Human Resources prepares the information for our Compensation Committee based on input from Equilar, Inc., a compensation data provider that we have engaged for the sole purpose of providing such data. At the time that compensation decisions were taken for our U.S.-based executive officers in 2007, there were few public companies directly comparable to us. Accordingly, our Compensation Committee reviewed the publicly available information for recently public companies and other companies that provided similar services and that had similar market capitalizations and annual revenues. In addition, they considered companies that had recently become public companies since our initial public offering in the last quarter of 2006 and that were located in the most relevant geographic area for each executive officer. Different companies were considered for the compensation benchmark review of each executive officer. Where compensation information was not publicly disclosed for a specific management position, our Compensation Committee reviewed data corresponding to the most comparable position and also considered the comparative experience of executives. The list of companies against which we benchmarked the compensation of our U.S.-based executive and other senior officers in 2007 included the following companies:

Similar Business	Comparable Market Capitalization and Revenues	Newly Public Companies

Cognizant Technology Solutions Corporation	The Hackett Group, Inc.	Blackbaud, Inc.

Infosys Technologies Limited	CSC Covansys Corporation	Blackboard Inc.

Gevity HR, Inc.	Diamond Management & Technology Consultants, Inc.	Huron Consulting Group Inc.

CapGemini Financial Services International Inc.	FirstConsulting Group Inc.	Leadis Technology, Inc.

Syntel, Inc.	iGate Corporation	Salesforce.com, Inc.

Wipro Limited	LECG Corporation	Volterra Semiconductor Corporation

MTC Technologies Inc.
Ness Technologies Inc.

Our Compensation Committee will review and revise as appropriate from time to time the list of companies with publicly available compensation information against whom we will benchmark our compensation programs, to ensure that such list includes those companies that are most comparable to us with regard to services provided and relevant geographic areas. For geographic areas where we are not able to obtain reliable publicly available compensation data for our executive officers because such information is not legally required to be disclosed, such as India, our Global Head of Human Resources uses data from a variety of private and informal sources, none of which are paid for providing such data.

Our Compensation Committee uses the data primarily to ensure that our executive compensation programs, including for executive officers are competitive. We incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. Accordingly, our Compensation Committee adjusts individual executive compensation elements based on changes in job responsibilities of the executive, the performance of the executive or the combination of qualifications and skills that an executive uses to enhance our performance. Neither we nor our Compensation Committee has any contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of director or executive officer compensation.

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Total Compensation Review. Our Compensation Committee designs the categories and presentation of compensation information required to evaluate each executive’s base pay, cash incentive bonus and equity incentives when changes in compensation are considered by our Compensation Committee and requests our Global Head of Human Resources to compile such information. Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Our Compensation Committee periodically reviews related matters such as succession planning, evaluation of management performance and consideration of the business environment and considers such matters in making compensation decisions.

Each named executive officer and our other executive officers is party to an employment agreement or letter that sets forth the terms of his or her employment, including compensation. Our named executive officers in 2007 were our principal executive officer, our principal financial officers, and our three most highly compensated executive officers other than the above-named officers. The employment agreements for our founder executive officers have specified expiration terms. The employment letters for our other executive officers do not have specified expiration terms and are terminable by either the executive or us at will. If decisions are made by our Compensation Committee that materially change the terms of employment of an individual executive officer or modify existing compensation programs, we communicate the information to the concerned officer or company-wide, as the case may be.

Components of Executive Compensation for 2007

For 2007, the compensation of executive officers consisted of the following five primary components:

•	base salaries or, in the case of our executive officers based in India, fixed compensation;

•	cash incentive bonuses;

•	equity incentives of stock options and/or restricted stock;

•	benefits and perquisites; and

•	severance benefits.

Our mix of compensation elements is designed to reward recent results, motivate long-term performance and encourage our executives to remain with us for longer terms through a combination of cash and equity incentive awards. Base salaries and cash incentive bonuses are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and expertise. Our other elements of compensation focus on motivating and challenging the executive to achieve sustained and longer-term results. We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. However, we do rely on the formulaic achievement of pre-agreed financial performance measures in connection with determining a significant portion of the cash incentive bonuses for our executive officers and other members of management. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

Our Compensation Committee believes that these programs balance both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of comprehensive and severance benefits in a way that furthers the compensation objectives discussed above. The periodic review of each executive’s base pay, cash incentive bonus and equity incentives by our Compensation Committee is intended to maintain the appropriate balance for each executive officer based on their roles and responsibilities. With the exception of compensation elements that are linked to individual performance, our Compensation Committee believes that our founder executive officers should receive similar compensation.

Following is a discussion of our Compensation Committee’s considerations in establishing each of the compensation components for our executive officers.

Base Salary

Base salary is a fixed element of employees’ annual cash compensation, the payment of which is not tied to our performance. We provide the opportunity for each of our named executive officers and other executive officers to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in the first half of each year and increases are based on our performance and individual performance. Base salary determinations reflect the individual’s experience, knowledge, skill set and the market value of that skill set. In setting base salaries for 2007, our Compensation Committee considered the following factors:

•	Individual performance. As described above under “Our Compensation Committee’s Processes,” base salary increases take into account individual performance and competence assessments.

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Market data specific to the executive’s position, where applicable. As noted above, our Compensation Committee used certain geographical and market data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment based on the rapid growth of our industry and in view of our compensation objectives.

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Consideration of the mix of overall compensation. Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to our performance and stockholder value. Thus, for example, the founder executive officers’ overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

Our founder executive officers entered into new employment agreements prior to our initial public offering in 2006 to more closely align the terms of such agreements with those of executives holding equivalent roles at other public companies, including periodic compensation adjustments and annual equity awards. At the time of the negotiation of the employment agreements with Messrs. Talwar and Kapoor in 2006, our Compensation Committee did not make any changes to the salary levels and increased the base pay for each of our founder executive officers to $420,000 effective January 2007. In increasing the base pay of our founder executive officers, our Compensation Committee applied the principles described above under “Our Compensation Committee’s Processes.”

The founder executive officers made recommendations for the other named executives and our Compensation Committee reviewed similar considerations for such named executives.

Mr. Appel joined us in February 2007. Mr. Appel’s base salary was determined through an arm’s-length negotiation during the hiring process and based upon his level of responsibility and our assessment of Mr. Appel’s experience, skills and knowledge and our general compensation guidelines.

With regard to Mr. Shashank’s performance, our Compensation Committee gave particular weight to Mr. Shashank’s role in enhancing our compliance programs, improving productivity and controlling cost within the legal department and enabling us to meet our objectives for 2007. Our Compensation Committee also reviewed data from other companies and adjusted Mr. Shashank’s compensation in light of such data. Our Compensation Committee increased Mr. Shashank’s annual salary by 6% effective April 2007.

With regard to Mr. Bagai’s performance, our Compensation Committee gave particular weight to his leadership of our BPO operations and the superior business and financial performance of the BPO service line and enabling us to meet our objectives for 2007. In light of a significant upward adjustment to Mr. Bagai’s fixed compensation in October 2006, our Compensation Committee did not adjust Mr. Bagai’s fixed compensation during 2007. As is customary in India, where Mr. Bagai is based, Mr. Bagai’s base salary comprises a portion of his fixed compensation, which includes amounts such as payments for house rent and certain travel expenses.

With regard to Mr. Kini’s performance, our Compensation Committee gave particular weight to his leadership of our risk advisory business. Our Compensation Committee also reviewed data from other companies and adjusted Mr. Kini’s compensation in light of such data. Our Compensation Committee increased Mr. Kini’s annual salary by 33.3% effective April 1, 2007.

The following table sets forth the base salary earned during 2007 by each of our named executive officers.

Name	Salary ($)
Vikram Talwar	416,667
Rohit Kapoor	416,667
Matt Appel	312,500
Amit Shashank	290,625
Narasimha Kini	192,520
Pavan Bagai	178,459

Cash Incentive Bonus

We have established an annual cash incentive bonus program in order to align executive officers’ and employees’ goals generally with our revenue and profitability objectives for the current year. A cash incentive bonus program was approved by our Compensation Committee in early 2007 with respect to the cash incentive bonuses to be paid in 2008 to all eligible employees worldwide. The aggregate amount of all cash bonuses paid for 2007 did not exceed the aggregate cash incentive bonus pool approved by our Compensation Committee in 2007. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each year unless employment agreements contain different terms. Funding of possible bonus payouts for the year are determined by our financial results for the year relative to predetermined performance measures, and may be increased or decreased depending upon the executive’s individual performance against his or her non-financial goals. When our performance falls short of target, our aggregate funding of the annual cash bonus incentive pool declines, with no funding of the bonus pool if we do not achieve 90% of each of our predetermined financial performance objectives. At the end of the performance period, our Compensation Committee has discretion to adjust an award payout from the amount yielded by the formula. For 2007, our Compensation Committee did not adjust an award payout for any executive officer. Our Compensation Committee considered the following when establishing the awards for 2007:

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Bonus Targets. Bonus targets were based on job responsibilities and comparable market data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of market data and a substantial portion of that compensation was linked to our performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to our performance through the bonus plan. Thus, our Compensation Committee established the following bonus targets for 2007 (expressed as a percentage of base salary as well as maximum bonus targets) for each named executive officer:

Name	Bonus Target
Vikram Talwar	75% of base salary; maximum bonus of 150% of base salary
Rohit Kapoor	75% of base salary; maximum bonus of 150% of base salary
Matt Appel	50% of base salary; maximum bonus of 100% of base salary
Amit Shashank	40% of base salary; maximum bonus of 80% of base salary
Narasimha Kini

35% of base salary from January 1 through March 31, 2007;

50% of base salary from April 1 through December 31, 2007; maximum bonus equal to the sum of 70% of base salary from January 1 through March 31, 2007 and 100% of base salary from April 1 through December 31, 2007

Pavan Bagai	30% of fixed compensation from January 1 through March 31, 2007; 40% of fixed compensation from April 1 through December 31, 2007; maximum bonus equal to the sum of 60% of fixed compensation from January 1 to March 31, 2007 and 80% of fixed compensation from April 1 to December 31, 2007

As employees progress to higher levels of management, they are able to more directly affect our results and strategic initiatives, and therefore an increasing proportion of their pay is linked to our performance measures.

For 2007, the target bonus for each of our founder executive officers was 70% dependent on our performance and 30% dependent on individual performance and the percentage allocations were modified from 2006 to reflect a balance between near-term financial targets and longer-term objectives. For our other named executive officers, 60% was dependent on our performance and 40% was dependent on individual performance.

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Our performance measures. For all employees, including our executive officers, our Compensation Committee established 2007 performance measures for us based on a weighting of 50% on gross revenue (target of $181.0 million) and 50% on the profitability measure of earnings before interest and taxes adjusted to exclude the effect of expenses associated with stock compensation as well as the amortization of intangibles (Adjusted EBIT) (target of $22.9 million). For each performance criteria, the amount of bonus pool funding decreases by 7.5% for each 1% by which we miss our target (and if we do not attain at least 90% of the gross revenue target or the Adjusted EBIT target, then there will be no bonus pool funding in respect of that performance criteria). For each 1% by which we exceed our gross revenue target (up to 105%), the bonus pool funding in respect of that criteria increases by 8%, and for each additional 1% by which we exceed our gross revenue target, the bonus pool funding in respect of that criteria increases by 12% (with a maximum of 200% funding for that criteria if we equal or exceed 110% of the gross revenue target). For each 1% by which we exceed our Adjusted EBIT target, the bonus pool funding in respect of that criteria increases on an increasing scale of 5% to 9% (with a maximum of 200% funding for that criteria if we equal or exceed 115% of the gross revenue target). Our Compensation Committee also set forth the 2007 performance measures for our operating divisions in connection with determining the incentive bonus for employees, including senior executives, whose incentive bonuses are also tied partially to the financial performance of the relevant operating division. With respect to Mr. Kini and Mr. Bagai, the 60% financial component is separated into two parts: 30% based on our financial performance against the targets as described above, and 30% based on the financial performance of our operating divisions (Advisory business in the case of Mr. Kini, and the BPO business in the case of Mr. Bagai) against the gross revenue targets of $13.4 million and $148.7 million for the Advisory and BPO businesses, respectively, and gross margin targets of $4.2 million and $53.9 million for the Advisory and BPO businesses, respectively, both of which were determined by our Compensation Committee in April 2007. Our Compensation Committee believes that this mix of performance measures encourages employees to focus appropriately on improving both top-line revenues and bottom-line earnings. The measures are also effective motivators because they are easy to track and clearly understood by employees. In 2007 payouts could have ranged from zero to 200% of target depending on our performance. Our Compensation Committee established the performance measures (that is, the thresholds at which the payouts would be 100% of target) for both revenue and Adjusted EBIT (and gross margin for the Advisory and BPO operating divisions) by applying the principles described above under “Our Compensation Committee’s Processes.”

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Individual performance measures. These goals are designed to balance the attention of our named executive officers between the achievement of near term objectives that improve specific processes or performance metrics and somewhat longer term objectives for us. While some of the goals are subjective, certain other goals are capable of objective measurement such as client and employee satisfaction measures. In 2007 payouts could have ranged from zero to 200% of target depending on individual performance as described above under “Our Compensation Committee’s Processes.”

In establishing each of Mr. Talwar’s and Kapoor’s cash incentive bonus for 2007, our Compensation Committee applied the principles described above under “Our Compensation Committee’s Processes.” Our Nominating and Governance Committee assessed each of our founder executive officer’s performance for 2007. They considered each founder executive officer’s accomplishment of objectives that had been established at the beginning of the year and the Nominating and Governance Committee’s own assessment of their performance, including against pre-established goals. They noted that under the leadership of our founder executive officers, in 2007, we achieved gross revenues of $179.9 million and Adjusted EBIT of $23.2 million. As a result of our not achieving the predetermined revenue target, only 93% of the target bonus for achievement of revenues was paid, while 105% of the target bonus for achievement of Adjusted EBIT was paid as a result of exceeding the predetermined Adjusted EBIT target. In awarding cash incentive bonuses of $306,369 to each of our founder executive officers, our Compensation Committee also noted that our financial performance was especially commendable in light of the challenging macroeconomic environment, robust operations performance and strengthened client relationships, and reflected Mr. Talwar’s and Kapoor’s performance relating to their significant individual performance goals, which encompassed attrition management, succession planning, organization building and development and strengthening of the business development team.

Our founder executive officers made recommendations for our other named executive officers employed by us at the end of 2007 and our Compensation Committee reviewed similar considerations for such named executive officers.

In addition to the $30,000 signing bonus provided to Mr. Appel in connection with his commencement of employment with us, our Compensation Committee awarded Mr. Appel a cash incentive bonus of $186,375, which was less than the target bonus of $187,500 as a result of our financial performance in 2007. Our Compensation Committee recognized Mr. Appel’s individual performance goal achievements, including Mr. Appel’s role in strengthening the finance department, leadership in designing and implementing processes with a view to achieving compliance with Section 404 of the Sarbanes-Oxley Act of 2002, collaborating with business operating leadership, contributing to the executive leadership team’s strategic planning process, effectively engaging with investors and the broader investment community and enabling us to meet our objectives for 2007.

Our Compensation Committee awarded Mr. Shashank a cash incentive bonus of $130,449, which was in excess of the target bonus of $117,100. Our Compensation Committee recognized and gave additional weight to Mr. Shashank’s individual performance goal achievements, including Mr. Shashank’s role in enhancing our compliance programs, improving productivity and controlling cost within the legal department, contributing to the executive leadership team’s strategic planning process, effectively engaging with and supporting the Board and enabling us to meet our objectives for 2007.

Our Compensation Committee awarded Mr. Bagai a cash incentive bonus of $125,379, which was in excess of his target bonus of $90,396. They noted that for the BPO business we achieved gross revenues of $148.7 million and gross margin of $56.9 million. Our Compensation Committee recognized and gave additional weight to Mr. Bagai’s individual performance goal achievements, including Mr. Bagai’s leadership of our BPO operations and the superior business and financial performance of the BPO service line, contributing to the executive leadership team’s strategic planning process, contributing to increased employee and client satisfaction and attrition management and his contributions toward enabling us to meet our objectives for 2007.

Our Compensation Committee awarded Mr. Kini a cash incentive bonus of $123,419, which was in excess of his target bonus of $88,125. They noted that for the Advisory business we achieved gross revenues of $13.4 million and gross margin of $4.6 million. Our Compensation Committee recognized and gave additional weight to Mr. Kini’s individual performance goal achievements, including leadership of our risk advisory business and the superior business and financial performance of that business, contributing to increased employee and client satisfaction and attrition management and his contributions toward enabling us to meet our objectives for 2007.

Bonuses were paid to our employees in March.

The following table sets forth the bonus earned in 2007 by each of our named executive officers.

Name	Bonus ($)
Vikram Talwar	306,369
Rohit Kapoor	306,369
Matt Appel	216,375
Amit Shashank	130,449
Narasimha Kini	123,419
Pavan Bagai	125,379

Equity Incentives

We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability during our period of growth. These incentives foster the long-term perspective necessary for continued success in our business because the value of the awards is directly linked to long-term stock price performance and also ensure that our executive officers are properly focused on stockholder value. We review long-term equity incentives for our named executive officers and other executives periodically and make grants to executive officers at one or more pre-scheduled meetings of our Compensation Committee in March or April.

Prior to our initial public offering, our stock option program was based on grants that were individually negotiated in connection with employment agreements and other grants to our executives. In 2007, we employed two forms of equity incentives to executive officers granted under our 2006 Omnibus Award Plan, which we refer to as the 2006 Plan: stock options and restricted stock.

Equity Incentives—Stock Options

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. In this sense, stock options are a motivational tool. Our ten-year options under our 2006 Plan are granted at the average of the high and low price on the trading day immediately prior to the date of grant. Stock options granted under our 2006 Plan generally vest over a four year period with 10% vesting on the first anniversary of the date of grant, an additional 20% vesting on the second anniversary of the grant date, an additional 30% vesting on the third anniversary of the grant date and the remaining 40% vesting on the fourth anniversary of the grant date. Our Compensation Committee has, on occasion, altered the vesting cycle based on unique circumstances associated with a particular grant. For example, such occasions have arisen where there has been a delay in the finalization of an employee’s employment agreement or where we determined that it was appropriate to credit an employee for service performed by such executive prior to our Compensation Committee’s approval of such grant. The four year vesting period helps focus employees on long-term growth and helps to retain key employees. Our 2006 Plan prohibits the repricing of stock options under our 2006 Plan without the approval of our stockholders.

Our Compensation Committee considered the following in establishing our 2007 option grants to all employees, including our executive officers:

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Grant size. In determining the number of options to be granted to senior executive officers, our Compensation Committee took into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of stock options in relation to other elements of total compensation and total compensation amounts paid by peer group companies.

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Grant Timing and Price. Our Compensation Committee’s procedure for the timing of equity grants (stock options, restricted stock or any other form of equity award permitted under our 2006 Plan) ensures that grant timing is not being manipulated to result in a price that is favorable to employees. The annual equity grant date for all eligible employees, including executive officers, is in March or April (depending on when our Compensation Committee holds its pre-scheduled meeting or meetings discussed above). The grant date timing coincides with our calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to certain aspects of individual performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance. However, some exceptions to the annual grant date are expected. Under their respective employment agreements, equity incentive grants for Messrs. Talwar and Kapoor are considered in January of each year. Other exceptions to the annual equity grant date occur periodically for matters such as new hires of executive officers (including Mr. Appel in 2007). This primary annual grant date is established by our Compensation Committee well in advance—typically in the calendar year prior to our Compensation Committee meeting and on the same date as the meetings of our board of directors and other committees. Scheduling decisions of our Compensation Committee meetings are made without regard to our anticipated earnings or other major announcements.

Grants for new hires are generally made at the next scheduled Compensation Committee meeting after the joining date of such hire. In connection with the entry into our employment agreement with Mr. Appel in February 2007, we granted Mr. Appel a stock option grant of 100,000 shares of our common stock, with a per-share exercise price of $24.10. Mr. Appel’s stock option grant in 2007 vests over a four year period with 10% vesting on the first anniversary of the date of grant, an additional 20% vesting on the second anniversary of the date of grant, an additional 30% vesting on the third anniversary of the date of grant and the remaining 40% vesting on the fourth anniversary of the date of grant, subject generally to continued employment through each such vesting date.

Equity Incentives—Restricted Stock

Restricted stock awards offer executives the opportunity to receive shares of our common stock on the date that the restriction lapses and serve both to reward and retain executives since the value of the restricted stock awards is linked to the price of our stock on the date that the restriction lapses. In addition, restricted stock awards are potentially less dilutive to stockholders’ equity since restricted stock awards are full value awards and our Compensation Committee can award fewer restricted stock awards than an equivalent value of stock options. As with stock options, restricted stock awards provide a significant degree of alignment of interests between our executive officers and stockholders. Restricted stock awards have only been issued under our 2006 Plan.

Grant values for individuals were determined based on individual performance and comparable market data. Consistent with our compensation philosophy, individuals at higher levels received a greater proportion of their total pay in the form of equity.

Consistent with our equity grants to each founder executive officer in the preceding year, we awarded 75,000 shares of restricted stock to each founder executive officer, 25% of which vest on January 26, 2008 and the remainder of which will vest in additional 25% increments on each of January 26, 2009, January 26, 2010, and January 26, 2011.

In connection with the entry into our employment agreement with Mr. Appel in February 2007, we granted Mr. Appel 17,000 restricted shares of our common stock, that vests over a four year period with 10% vesting on the first anniversary of the date of grant, an additional 20% vesting on the second anniversary of the date of grant, an additional 30% vesting on the third anniversary of the date of grant and the remaining 40% vesting on the fourth anniversary of the date of grant, subject generally to continued employment through each such vesting date.

The Government of India announced significant tax legislation affecting imposing a fringe benefit tax on the vesting of equity instruments on or after April 1, 2007 at approximately the time of the pre-scheduled meeting of our Compensation Committee in March or April when equity awards are traditionally considered. As a result of our evaluation of such legislation, we deferred equity grants to all employees, including our executive officers, until the pre-scheduled meeting of our Compensation Committee in June 2007. In June 2007, we approved a grant of 10,000 shares of restricted stock to each of Messrs. Shashank and Kini and 15,000 shares of restricted stock to Mr. Bagai. In order to keep the annual equity awards for each of our executive officers on approximately the same vesting cycle in each year, each of the restricted stock awards to Messrs. Shashank, Bagai and Kini vest over a four year period with 10% vesting on the first anniversary of the date of the April meeting of our Compensation Committee and an additional 20%, 30% and 40% vest on each successive anniversary of that date.

The following table sets forth the number of shares of restricted stock and stock options made to each of our named executive officers in 2007.

Name	Restricted Stock (#)	Stock Options (#)
Vikram Talwar	75,000	—
Rohit Kapoor	75,000	—
Matt Appel	17,000	100,000
Amit Shashank	10,000	—
Narasimha Kini	10,000	—
Pavan Bagai	15,000	—

Benefits and Perquisites

We offer employee benefits coverage in order to:

•	provide our global work force with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available for all U.S. employees and executive officers include customary medical and dental coverage, disability insurance and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with us. A number of our U.S. employees, including executive officers, participate in these plans.

The cost of both employee and post-employment benefits is partially borne by our employees, including our executive officers.

We do not provide significant perquisites or personal benefits to executive officers other than our founder executive officers. Each founder executive officer is provided a limited number of perquisites whose primary purpose is to minimize distractions from his attention to our important initiatives and to be competitive. A discussion of the benefits provided to the founder executive officers is provided under “Employment Agreements” below.

Severance Benefits

We are obligated to pay severance or other enhanced benefits to our named executive officers upon termination of their employment under the terms of their respective employment agreements that were negotiated through arms’-length contract negotiations. A discussion of the severance and other enhanced benefits provided to our named executive officers currently employed by us is provided under “Potential Payments Upon Termination or Change in Control” below.

We have provided change in control severance protection for certain or our executive officers, including our named executive officers. Our Compensation Committee believes that such protection is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, for executive officers, the program is intended to align executive officers’ and stockholder interests by enabling executive officers to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive officers’ own employment.

Senior executive officers, including our named executive officers, have enhanced levels of benefits based on their job level, seniority and probable loss of employment after a change in control. We also consider it likely that it will take more time for senior executive officers to find new employment. Therefore senior executive officers generally are paid severance for a longer period:

•	Accelerated vesting of equity awards. All executive officers receive an advancement of vesting by one year of all unvested equity awards at the time of termination of employment.

•

Covered terminations. Eligible executive officers are eligible for payments if, within one year of the change in control, their employment is terminated (i) without cause by us or (ii) for good reason by the executive officer.

•	Severance payment. Eligible terminated executive officers receive severance payments reflecting the expected duration for such executive officers to find new employment.

•	Benefit continuation. Eligible terminated executive officers receive basic employee benefits such as health and life insurance for up to two years following termination of employment.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1,000,000 to our named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals as reflected in the summary compensation table below.

We have taken steps to qualify stock options and performance awards under the 2006 Plan for full deductibility as “performance-based compensation.” Our Compensation Committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Compensation Committee Report

The Compensation Committee of the board of directors of ExlService Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to the board of directors of ExlService Holdings, Inc. that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and our proxy statement relating to our 2008 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Mr. Steven B. Gruber (Chairman)

Mr. Garen K. Staglin

Mr. Clyde W. Ostler

Summary Compensation Table for Fiscal 2007

The following table sets forth information for compensation earned in fiscal years 2006 and 2007 by our named executive officers.

Name Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non- equity incentive plan compen- sation ($) (g)	Change in Pension value and non qualified deferred compen- sation earning ($) (h)	All other compen- sation ($) (i)		Total ($) (j)

Vikram Talwar Chief Executive Officer	2007 2006	416,667 400,000	306,369 490,000	598,207 208,566	— —	— —	— —	235,762 153,596	(3)	1,557,005 1,252,162

Rohit Kapoor(4) President and Chief Operating Officer	2007 2006	416,667 400,000	306,369 490,000	413,547 —	185,200 209,195	— —	— —	76,232 87,793	(5)	1,398,015 1,186,988

Matthew Appel(6) Chief Financial Officer	2007	312,500	216,375	86,031	273,896	—	—	78,044	(7)	966,846

Amit Shashank General Counsel	2007 2006	290,625 256,000	130,449 99,523	108,990 34,338	154,108 181,221	— —	— —	13,334 184,003		697,506 755,085

Narasimha Kini Vice President, Advisory Services	2007 2006	192,520 145,000	123,419 100,000	53,917 14,182	30,466 32,617	— —	— —	8,845 15,253		409,167 307,052

Pavan Bagai Head of Outsourcing	2007 2006	178,459 133,675	125,379 89,286	50,436 —	37,081 27,377	— —	— —	72,713 45,233	(8)	464,068 295,571

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) (disregarding any forfeiture assumptions), of awards. Assumptions used in the calculation of these amounts are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) (disregarding any forfeiture assumptions), of awards. Assumptions used in the calculation of this amount are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(3)	The amount shown in column (i) for Vikram Talwar includes $45,472 in travel allowance, and $109,796 for an automobile in India and associated automobile insurance, driver’s wages and fuel charges. Other items include employer contributions to our 401(k) plan and payments toward personal security protection in India, school tuition for his dependents, maintenance of a car in the United States, including associated insurance and fuel and toll expenses, life insurance premiums, and payments towards expenses while traveling outside of India for work.

(4)	Rohit Kapoor also served as our Chief Financial Officer through March 30, 2007.

(5)	The amount shown in column (i) for Rohit Kapoor includes $27,810 in travel allowance. Other items include employer contributions to our 401(k) plan and payments towards estate planning, an automobile in India and associated automobile insurance, driver’s wages and fuel charges, maintenance of an automobile, including fuel and toll expenses, in the United States insurance, life insurance premiums, expenses while traveling out of the United States for work, parking charges and home internet costs to access our systems from home.

(6)	Matthew Appel became our Chief Financial Officer on March 31, 2007.

(7)	This amount includes $48,558 in relocation costs and $21,851 in tax equalization costs. Other items include employer contributions to our 401(k) plan.

(8)

The amount includes $42,628 toward home rental costs, and $14,182 in contributions under an Indian provident plan and our gratuity plan, both of which are required under Indian law. Information regarding the Indian provident plan and our gratuity plan can be found in Note 2 to the audit financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. Other items include payments towards an automobile in India and associated automobile insurance, driver’s wages and fuel charges, medical and accident insurance premium payments and payments towards other expenses while traveling outside of India for work.

Grants of Plan-Based Awards Table for 2007

The following table sets forth information concerning grants of stock and option awards and equity incentive plan awards granted to our named executive officers during fiscal year 2007:

Name (a)	Grant Date(1) (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(1) (i)	All other Option Awards: Number of Securities Underlying Option (#)(1) (j)	Exercise or Base Price of Option Awards ($/Sh)(2) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Thres- hold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Thres- hold (#) (f)	Target (#) (g)	Maxi- mum (#) ( h)

Vikram Talwar	1/26/07	—	—	—	—	—	—	75,000	—	—	1,778,250
Rohit Kapoor	1/26/07	—	—	—	—	—	—	75,000	—	—	1,778,250
Matthew Appel	2/28/07	—	—	—	—	—	—	—	100,000	24.10	1,304,353
	2/28/07	—	—	—	—	—	—	17,000	—	—	409,700
Amit Shashank	6/13/07	—	—	—	—	—	—	10,000	—	—	195,850
Narasimha Kini	6/13/07	—	—	—	—	—	—	10,000	—	—	195,850
Pavan Bagai	6/13/07	—	—	—	—	—	—	15,000	—	—	293,775

(1)	The vesting schedule of the grants mentioned in the table are as follows (and assumes continued employment through each applicable vesting date):

Name	Grant Date	Vesting start date	Vesting schedule
Vikram Talwar	1/26/07	1/26/07	Vesting over 4 years - 25% each year
Rohit Kapoor	1/26/07	1/26/07	Vesting over 4 years - 25% each year
Matthew Appel	2/28/07	2/28/07	Vesting over 4 years - 10%, 20%, 30% and 40%
	2/28/07	2/28/07	Vesting over 4 years - 10%, 20%, 30% and 40%
Amit Shashank	6/13/07	4/25/07	Vesting over 4 years - 10%, 20%, 30% and 40%
Narasimha Kini	6/13/07	4/25/07	Vesting over 4 years - 10%, 20%, 30% and 40%
Pavan Bagai	6/13/07	4/25/07	Vesting over 4 years - 10%, 20%, 30% and 40%

(2)	The exercise price of Mr. Appel’s options was set equal to the average of the high and low sales prices of our common stock on the day before the date of grant.

Employment Agreements

Vikram Talwar and Rohit Kapoor

We entered into employment agreements with Messrs. Talwar and Kapoor, effective September 30, 2006. Mr. Talwar serves as our Chief Executive Officer and Vice Chairman and is based at our executive offices in India. Mr. Kapoor serves as our President and served as our Chief Financial Officer between September 16, 2006 and March 30, 2007 and is based at our executive offices in New York, New York. Each agreement lasts until December 31, 2009 and will automatically extend for successive 12 month periods unless either party provides the other with 120 days’ notice of its desire not to extend the agreement.

Salary and Bonus. Messrs. Talwar and Kapoor will each receive an annual base salary of $400,000. This base salary can be increased at our sole discretion and cannot be decreased unless a company-wide decrease in pay is implemented. Messrs. Talwar and Kapoor can each earn an annual cash bonus, with a target of 75% of base salary and a maximum of 150% of base salary, based upon the attainment of criteria determined by the Compensation Committee.

Messrs. Talwar and Kapoor will be eligible to receive stock options and/or restricted stock awards annually during the term, in amounts and forms we determine. Any stock options will be granted with an exercise price equal to the fair market value of our common stock at the time of grant. Any future stock option or restricted stock awards will vest 25% per year over four years.

Benefits. Messrs. Talwar and Kapoor can participate in all the benefit plans we provide to senior executives and employees generally.

If we require either Mr. Talwar or Mr. Kapoor to relocate, we will pay the relocation costs. We will reimburse the executive for the cost of maintaining his existing home. He will need to use his best efforts to mitigate our cost by either renting or selling his home.

Personal Benefits. We provide Messrs. Talwar and Kapoor with certain personal benefits, including:

•	expenses associated with maintaining an automobile in the United States (including up to $1,200 per month for lease or loan payments);

•	four weeks paid vacation each year;

•	up to $12,000 for personal tax and estate planning expenses during the term of the agreement;

•	furniture and equipment for a home office;

•	once-a-year business class airfare between the United States and India for the executive and his family; and

•	term life insurance policy with a face value of $500,000.

Personal Benefits for Mr. Talwar. The benefits Mr. Talwar will receive which Mr. Kapoor will not receive include the following:

•	certain expenses associated with maintaining an automobile in India (including the cost of a driver);

•	personal security for the executive and his family;

•	certain club memberships fees amounting to $3,500 per year;

•	reimbursement of the additional taxes the executive pays because he works and lives in India;

•	education allowance for private school tuition for the executive’s children through secondary school; and

•

$150 per diem billeting allowance for each night that the executive does not stay in a hotel during travel to the United States on company business, thereby saving us from incurring boarding and lodging expenses, while living outside the United States.

Personal Benefits for Mr. Kapoor. The benefits Mr. Kapoor will receive which Mr. Talwar will not receive include the following:

•	personal security for the executive and his family while in India; and,

•

$150 per diem billeting allowance for each night that the executive does not stay in a hotel during travel to India on company business, thereby saving us from incurring boarding and lodging expenses, while domiciled in the United States.

Matthew Appel

Our current employment agreement with Mr. Appel became effective on February 28, 2007, and he began serving as our Chief Financial Officer on March 31, 2007. Mr. Appel receives an annual base salary of $375,000 and will be eligible to receive a cash bonus equal to 50% of his annual salary, subject to achievement by the Company of corporate revenue and Adjusted EBIT targets set for each calendar year and the achievement by

Mr. Appel of personal targets set for each calendar year. The bonus amount may exceed 50% of Mr. Appel’s base salary if and to the extent the targets are exceeded. Mr. Appel was also entitled to receive a one-time signing bonus of $30,000. Mr. Appel is eligible to participate in our health, dental, vision, life insurance and disability plans and to participate in our 401(k) plan in accordance with its terms. We will provide Mr. Appel with relocation reimbursements, including rental reimbursements for a corporate apartment in New York City for up to six months, at up to $5,000 each month, airfare for spousal visits to assist in relocation, reimbursement of seller costs associated with the sale of Mr. Appel’s current home (subject to certain limitations) and costs associated with a purchase of a home in the New York City area. Mr. Appel will also receive a one-time gross-up payment equal to up to 45% of any taxable relocation reimbursements, provided that if Mr. Appel voluntarily leaves the Company within 12 months, he must refund to us 100% of all relocation reimbursements (other than the rental reimbursements) provided to him and if Mr. Appel voluntarily leaves the Company after February 28, 2008 but before February 28, 2009, he must refund to us 50% of all relocation reimbursements (other than the rental reimbursements) provided to him.

In connection with his employment, Mr. Appel received on February 28, 2007 a stock option grant to purchase 100,000 shares of our common stock, and a grant of 17,000 shares of restricted stock. The exercise price of the options to be granted was equal to the average of the high and low sale prices of our common stock on the Nasdaq Global Select market on the date prior to the date of the grant. The stock options and shares of restricted stock will vest over a four-year period and is otherwise subject to our standard equity award agreements.

Amit Shashank

Our current employment agreement with Mr. Shashank became effective on October 1, 2006. Mr. Shashank began to work for us in June 2004. The agreement provides for Mr. Shashank to receive an annual base salary of $280,000, which can be increased based on annual performance reviews (it is currently $297,000). For 2006, Mr. Shashank was eligible to receive a target bonus of $84,700, computed as the weighted average of a target of 30% of $252,000, his pre-October 1, 2006 base salary, and 40% of $280,000, his post-September 30, 2006 base salary. For calendar years after 2006, the target annual bonus will be 40%, which can be increased based on annual performance reviews, of Mr. Shashank’s weighted average base salary for the year, based on the achievement of performance goals.

Narasimha Kini

We entered into our current employment agreement with Mr. Kini on May 5, 2004. Until March 31, 2006, Mr. Kini received an annual base salary of $130,000 and for the remainder of the year Mr. Kini received an annual base salary of $150,000. Mr. Kini’s annual base salary can be increased based on annual performance reviews (it is currently $200,000). For 2007, Mr. Kini was eligible to receive a target bonus of 50% of his annual base salary.

Pavan Bagai

We entered into an employment agreement with Mr. Bagai dated July 31, 2002. Until April 2006, Mr. Bagai received an annual fixed compensation of $158,482. Mr. Bagai’s annual fixed compensation was increased to $167,411 until October 2006 and increased to $212,054 for the remainder of the year. Mr. Bagai’s annual fixed compensation can be increased based on annual performance reviews (it is currently $241,055). As is customary in India, where Mr. Bagai is based, annual fixed compensation includes amounts such as payments toward house rent. Mr. Bagai is also eligible to receive an annual discretionary bonus based on management’s assessment of his performance during the prior year. For 2007, Mr. Bagai was eligible to receive a target bonus equal to 40% of his annual compensation.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth the equity awards we have made to our named executive officers that were outstanding as of December 31, 2007:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Vikram Talwar	—	—	—	—	—	112,500	2,596,500	—	—
Rohit Kapoor	75,000	75,000	—	$11.88	7/26/2016	—	—	—	—
	—	—	—	—	—	75,000	1,731,000	—	—
Matthew Appel	0	100,000	—	24.10	2/28/2017	—	—	—	—
	—	—	—	—	—	17,000	392,360	—	—
Amit Shashank	36,000	24,000	—	10.62	6/6/2014	—	—	—	—
	0	20,000	—	11.88	5/31/2015	—	—	—	—
	0	9,000	—	11.88	4/19/2016	—	—	—	—
	2,000	18,000	—	13.50	10/18/2016	—	—	—	—
	—	—	—	—	—	17,105	394,783	—	—
Narasimha Kini	7,500	7,500	—	0.12	12/31/2012	—	—	—	—
	1,250	3,750	—	9.00	6/17/2013	—	—	—	—
	5,000	15,000	—	11.88	9/28/2015	—	—	—	—
	1,000	9,000	—	11.88	4/19/2016	—	—	—	—
	—	—	—	—	—	16,000	369,280	—	—
Pavan Bagai	3,000	27,000	—	11.88	6/26/2016	—	—	—	—
	—	—	—	—	—	15,000	346,200	—	—

(1)	Mr. Kapoor’s unvested options will vest in equal installments on November 15, 2008 and November 15, 2009. Mr. Appel’s unvested options vest as to 10%, 20%, 30% and 40% of the options on February 28, 2008, 2009, 2010 and 2011, respectively. Unvested options that were granted prior to 2006 to Messrs. Shashank and Kini vest 25% per year on each of the first four anniversaries of the date of grant. Unvested options that were granted during 2006 to Messrs. Shashank, Kini and Bagai vest as to 10%, 20%, 30% and 40% of the options on each of the first, second, third and fourth anniversaries of the date of grant, respectively (except that Mr. Bagai’s options vest on each of the first four anniversaries of April 20, 2006). Vesting of options is subject to continued employment on each vesting date, except as provided in “—Potential Payments Upon Termination or Change in Control.”

(2)	Mr. Talwar’s restricted shares vest as follows: 18,750 shares on each of November 15, 2008 and 2009; and 18,750 shares on each of January 26, 2008, 2009, 2010 and 2011. Mr. Kapoor’s restricted shares vest as to 18,750 shares on each of January 26, 2008, 2009, 2010 and 2011. Mr. Appel’s 17,000 restricted shares vest as to 10%, 20%, 30% and 40% of the shares on each of February 28, 2008, 2009, 2010, and 2011. Mr. Shashank’s restricted shares vest as follows: 7,105 shares on June 7, 2008; the remaining 10,000 shares vest as to 10%, 20%, 30% and 40% of the shares on each of April 25, 2008, 2009, 2010, and 2011. Mr. Kini’s restricted shares vest as follows: 6,000 shares on April 20, 2009; the remaining 10,000 shares vest as to 10%, 20%, 30% and 40% of the shares on each of April 25, 2008, 2009, 2010, and 2011. Mr. Bagai’s 15,000 restricted shares vest as to 10%, 20%, 30% and 40% of the shares on each of April 25, 2008, 2009, 2010, and 2011. Vesting of restricted stock is subject to continued employment on each vesting date, except as provided in “—Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested During Fiscal 2007

The following table provides additional information about the value realized by our named executive officers on option award exercises and stock award vesting during fiscal year 2007.

	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	No. of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Vikram Talwar	—	—	18,750	479,438
Rohit Kapoor	—	—	—	—
Matthew Appel	—	—	—	—
Amit Shashank	10,000	76,224	7,105	128,103
	1,000	8,419	—	—
	9,000	87,020	—	—
	5,000	50,625	—	—
	5,000	53,125	—	—
Narasimha Kini	2,500	27,500	—	—
	5,000	40,625	—	—
Pavan Bagai	25,000	564,625	—	—

Potential Payments Upon Termination or Change of Control

Vikram Talwar and Rohit Kapoor

Severance. If either Mr. Talwar’s or Mr. Kapoor’s employment is terminated by us without “cause” or by the executive for “good reason” (in each case, as described below), the executive will be entitled to severance consisting of:

•	continuation of his base salary for 24 months;

•

his actual bonus, if any, earned for the year of termination, determined as if he had been employed for the full year of termination, paid ratably over the remaining period and number of base salary payments; and

•	continuation of life insurance coverage for 18 months. The life insurance coverage will terminate at the time the executive commences employment with another employer.

“Cause” will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a felony, or a crime of moral turpitude which causes serious economic harm or injury to our reputation;

•	the executive engages in fraud, embezzlement, self-dealing, gross negligence, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	the executive materially violates any of our material policies or materially and intentionally fails to comply with applicable laws;

•	the executive willfully fails to perform his duties for 15 days after we notify him in writing of his need to substantially improve his performance;

•	the executive fails to reasonably cooperate in a governmental investigation involving us;

•	the executive fails to follow our board of directors’ lawful instructions and does not remedy the failure for 15 days after we give him written notice;

•	the executive’s use of alcohol or drugs materially interferes with the performance of his duties; or

•	the executive fails to take reasonable steps to end certain affiliations specified in his employment agreement within six months after a request by our board of directors.

“Good reason” means:

•	the executive’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors;

•	the executive’s title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the executive’s base salary is reduced, or his target annual bonus opportunity is reduced below 75% of his base salary, unless a Company-wide decrease in pay is implemented;

•	the location where the executive is based is moved more than 30 miles, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the executive’s employment agreement.

If the executive plans to terminate his employment for good reason, he must notify us within 30 days of the date the problem began and must allow us 15 days to remedy the problem.

Change in Control Severance. If a termination described above occurs within 12 months following a “change in control”, the executive will receive, in lieu of the severance described above, a lump sum payment of $999,000 and full vesting of all unvested equity awards granted on or after September 30, 2006.

A “change in control” means any of the following events:

•

any person or group becomes a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of either (1) the combined voting power of our then-outstanding voting securities entitled to vote in the election of directors or (2) our outstanding shares of common stock, assuming all rights to acquire common stock through options, warrants, conversion of convertible stock or debt, and the like are exercised. Certain acquisitions by our stockholders, Oak Hill Partners, L.P., FTVentures and their affiliates, will not trigger a change in control;

•	a majority of the members of our board of directors changes, except as allowed by the agreement;

•	our dissolution or liquidation;

•	the sale or disposition of all or substantially all of our business or our assets; or

•	consummation of a reorganization, recapitalization, merger, consolidation or similar transaction with another entity. A transaction will not be a change in control if after the transaction:

•

more than 50% of the total voting power of the resulting entity or its ultimate parent is represented by what were our outstanding voting securities before the transaction in substantially the same proportion among holders;

•

no person or group is or becomes the beneficial owner of more than 50% of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the parent or surviving company; and

•	at least a majority of the members of the board of directors of the parent or surviving company following the transaction were our board members when our board first approved the transaction.

Death or Disability. If either Mr. Talwar’s or Mr. Kapoor’s employment terminates on account of death or is terminated by either the executive or us for “Disability” (as defined in the agreement), the executive will be entitled to a pro-rated portion of the projected bonus amount for the year of termination.

Post-Termination Health Benefits. When Mr. Talwar’s or Mr. Kapoor’s employment ends for any reason other than termination by us for Cause or a voluntary termination by the executive, we will pay on behalf of the executive and his eligible dependents the cost of continued coverage under our group health plan for 18 months in accordance with applicable federal law governing continuation group health plan coverage (COBRA). These payments will end when the executive becomes eligible for comparable health benefits from another employer. If the executive elects coverage under COBRA, we have agreed to help him obtain an individual health policy at his cost when his COBRA coverage expires.

Noncompete and Nonsolicit Provisions. Each of Messrs. Talwar and Kapoor is subject to confidentiality restrictions and noncompete, non-disparagement and nonsolicit/no-hire restrictions during his employment and for one year thereafter, unless his agreement ends because we do not renew the term. If we do not renew the term and we pay the executive an amount equal to his base salary for one year, the restrictions remain in place for one year following termination of employment.

Equity Award Treatment. If Mr. Talwar’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement, or if a change in control occurs (as defined in our 2006 Plan), any portion of the restricted stock which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable).

If Mr. Talwar’s employment is terminated by us without cause (as defined in our 2006 Plan) in specific contemplation of or following a change in control or if Mr. Talwar resigns for good reason (as defined in the award agreement) following a change in control, the restricted stock award will become fully vested. Mr. Talwar will need to execute a standard release of employment-related claims in order for his restricted stock award to vest in such a case.

If Mr. Kapoor’s employment ends at the expiration of the term of his employment agreement because we give a notice of nonrenewal of the term of that agreement or if a change in control occurs (as defined in our 2006 Plan), any portion of his stock options and restricted stock which would have vested in the one year period following the termination of employment or change in control (as applicable) will become vested on the termination date or the consummation of the change in control (as applicable.

If Mr. Kapoor’s employment is terminated by us without cause (as defined in our 2006 Plan) in specific contemplation of or following a change in control, or if Mr. Kapoor resigns for good reason (as defined in the award agreement) following a change in control, his stock options and restricted stock will become fully vested and exercisable. Mr. Kapoor will need to execute a standard release of employment-related claims in order for his stock option and restricted stock to vest in such a case.

Indicative payouts for Vikram Talwar

The following table summarizes the amounts payable to Mr. Talwar upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	$840,000	—	$999,000	$999,000	—
Bonus payout	$306,369	$306,369	—	$306,369	—	—	—	—
Life insurance coverage			$810	$810	$810	$810	$810	$810
Health insurance	$12,802	$12,802	$12,802	$12,802	$12,802	$12,802	$12,802	$12,802
Restricted stock (unvested and accelerated)	—	—	—	—	$865,500	$2,596,500	$2,596,500	$2,596,500

Indicative payouts for Rohit Kapoor

The following table summarizes the amounts payable to Mr. Kapoor upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	$833,333	—	$999,000	$999,000	—
Bonus payout	$306,369	$306,369	—	$306,369	—	—	—	—
Life insurance coverage			$810	$810	$810	$810	$810	$810
Health insurance	$12,802	$12,802	$12,802	$12,802	—	$12,802	$12,802	$12,802
Restricted stock (unvested and accelerated)	—	—	—	—	—	$1,731,000	$1,731,000	$1,731,000
Stock options (unvested and accelerated)	—	—	—	—	$420,188	$1,260,563	$1,260,563	$1,260,563

Matthew Appel

If Mr. Appel’s employment with us is terminated without cause (as described below), Mr. Appel will be entitled to severance equal to one times to his annual base salary then in effect. On a change in control (as defined using the same definition set forth above for Mr. Talwar and Mr. Kapoor), the vesting of all of Mr. Appel’s outstanding equity awards will be advanced by one year. For example, since Mr. Appel’s awards vest as to 10%, 20%, 30% and 40% of the award on each of the first four anniversaries of the date of grant, then if he were 10% vested in the award immediately prior to the change in control, Mr. Appel will be 30% vested in the award immediately after the change in control. In addition, if (i) Mr. Appel’s employment is terminated without cause at any time after a change of control or in specific contemplation of a change of control or

(ii) Mr. Appel resigns with good reason (as defined below) at any time following a Change of Control, Mr. Appel will also be entitled to immediate vesting of any unvested options to purchase common stock and any unvested shares of restricted stock.

“Cause” will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a felony, or a crime of moral turpitude which causes serious economic harm or injury to our reputation;

•	Mr. Appel engages in fraud, embezzlement, self-dealing, gross negligence, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	Mr. Appel materially violates any of our material policies or materially and intentionally fails to comply with applicable laws;

•	Mr. Appel willfully fails to perform his duties for 15 days after we notify him in writing of his need to substantially improve his performance;

•	Mr. Appel fails to reasonably cooperate in a governmental investigation involving us;

•	Mr. Appel fails to follow his supervisor’s lawful instructions and does not remedy the failure for 15 days after we give him written notice; or

•	Mr. Appel’s use of alcohol or drugs materially interferes with the performance of his duties.

“Good reason” means:

•	Mr. Appel’s duties or responsibilities are substantially reduced, or he is required to report to anyone other than our board of directors, chief executive officer or president;

•	his title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	his base salary or annual cash bonus opportunity is reduced, other than a proportionate reduction affecting all members of the Company’s Executive Committee;

•	the location where he is based is moved more than 30 miles following a change in control, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the employment agreement following a change of control.

If Mr. Appel plans to terminate his employment for good reason, he must notify us within 30 days of the date the problem began and must allow us 15 days to remedy the problem.

Indicative payouts for Matthew Appel

The following table summarizes the amounts payable to Mr. Appel upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	$375,000	—	$375,000	$375,000	$375,000
Bonus payout	—	—	—	—	—	—	—	—
Life insurance coverage	—	—	—	—	—	—	—	—
Health insurance	—	—	—	$5,320	—	$5,320	$5,320	$5,320
Stock options (unvested and accelerated)	—	—	—	—	—	—	—	—
Restricted stock (unvested and accelerated)	—	—	—	—	$39,236	$392,360	$392,360	$392,360

Amit Shashank

Either Mr. Shashank or we may terminate Mr. Shashank’s employment at any time. If we terminate Mr. Shashank’s employment without cause (as described below), we will be required to pay Mr. Shashank his then-current base salary for twelve months following his termination through our regular payroll practices. Beginning three months after his termination, Mr. Shashank is required to actively seek comparable employment and upon subsequent employment, we will reduce these additional salary payments by any base salary Mr. Shashank receives during the severance period from another employer.

“Cause” will occur when:

•	there is a final non-appealable conviction of or pleading of no contest to a felony, or a crime of moral turpitude which causes serious economic harm or injury to our reputation;

•	Mr. Shashank engages in fraud, embezzlement, self-dealing, gross negligence, dishonesty or other gross and willful misconduct which causes serious and demonstrable injury to us;

•	Mr. Shashank materially violates any of our material policies or materially and intentionally fails to comply with applicable laws;

•	Mr. Shashank willfully fails to perform his duties for 15 days after we notify him in writing of his need to substantially improve his performance;

•	Mr. Shashank fails to reasonably cooperate in a governmental investigation involving us;

•	Mr. Shashank fails to follow our board of director’s lawful instructions and does not remedy the failure for 15 days after we give him written notice; or

•	Mr. Shashank’s use of alcohol or drugs materially interferes with the performance of his duties.

We will also maintain Mr. Shashank’s health and dental coverage until the earlier of the end of the severance period or, and in respect of each of health and dental coverage considered separately, on the date on which Mr. Shashank and his eligible dependents become covered under another employer’s health or dental coverage.

On a change in control (as defined using the same definition set forth above for Mr. Talwar and Mr. Kapoor), the vesting of all of Mr. Shashank’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Shashank’s awards were vesting ratably over a four-year period and he had been 25% vested in the award immediately prior to the change in control, Mr. Shashank will be 50% vested in the award immediately after the change in control. In addition, all of Mr. Shashank’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described below).

“Good reason” means:

•	Mr. Shashank’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors, chief executive officer or president;

•	his title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the location where he is based is moved more than 30 miles following a change in control, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the employment agreement following a change of control.

If Mr. Shashank plans to terminate his employment for good reason, he must notify us within 30 days of the date the problem began and must allow us 15 days to remedy the problem.

Indicative payouts for Amit Shashank

The following table summarizes the amounts payable to Mr. Shashank upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	$297,000	—	$297,000	$297,000	$297,000
Bonus payout	—	—	—	—	—	—	—	—
Life insurance coverage	—	—	—	—	—	—	—	—
Health insurance	—	—	—	$8,630	—	$8,630	$8,630	$8,630
Stock options (unvested and accelerated)	—	—	—	—	$383,980	$708,585	$708,585	$708,585
Restricted stock (unvested and accelerated)	—	—	—	—	$187,063	$394,783	$394,783	$394,783

Narasimha Kini

Either Mr. Kini or we may terminate Mr. Kini’s employment at any time.

On a change in control (as defined using the same definition set forth above for Mr. Talwar and Mr. Kapoor), the vesting of Mr. Kini’s equity awards under the 2006 Plan will be advanced by one year. For example, if one of Mr. Kini’s awards under the 2006 Plan were vesting ratably over a four-year period and he had been 25% vested in the award immediately prior to the change in control, Mr. Kini will be 50% vested in the award immediately after the change in control. In addition, all of Mr. Kini’s outstanding equity awards under the 2006 Plan will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause within 12 months following or in contemplation of a change in control.

Indicative payouts for Narasimha Kini

The following table summarizes the amounts payable to Mr. Kini upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Base salary payout	—	—	—	—	—	—	—	—
Bonus payout	—	—	—	—	—	—	—	—
Life insurance coverage	—	—	—	—	—	—	—	—
Health insurance	—	—	—	$8,630	—	—	—	—
Stock options (unvested and accelerated)	—	—	—	—	$60,730	$273,285	—	$273,285
Restricted stock (unvested and accelerated)	—	—	—	—	$23,080	$230,800	—	$230,800

Pavan Bagai

On a change in control (as defined using the same definition set forth above for Mr. Talwar and Mr. Kapoor), the vesting of all of Mr. Bagai’s outstanding equity awards will be advanced by one year. For example, if one of Mr. Bagai’s awards were vesting ratably over a four-year period and he had been 25% vested in the award immediately prior to the change in control, Mr. Bagai will be 50% vested in the award immediately after the change in control. In addition, all of Mr. Bagai’s outstanding equity awards will become fully vested if, following or in specific contemplation of a change in control, he is terminated without cause or voluntarily terminates his employment for good reason (as described below).

“Good reason” means:

•	Mr. Bagai’s duties or responsibilities are substantially diminished, or he is required to report to anyone other than our board of directors, chief executive office or president;

•	his title as our officer is adversely changed, except if the change occurs after a change in control and his new title and duties are similar to his old title and duties;

•	the location where he is based is moved more than 30 miles following a change in control, and the new location is more than 30 miles from his primary residence; or

•	we breach any material term of the employment agreement following a change of control.

Indicative payouts for Pavan Bagai

The following table summarizes the amounts payable to Mr. Bagai upon termination of his employment with us:

Payments upon termination	Death	Disability	Expiration of the employment terms	Termination for Good Reason or without cause	Change in Control	Termination without Cause following Change in Control	Termination for Good Reason following Change in Control	Termination in specific contemplation of Change in Control
Severance payment	—	—	—	—	—	—	—	—
Base salary payout	—	—	—	$241,056	—	$241,056	$241,056	$241,056
Bonus payout	—	—	—	—	—	—	—	—
Life insurance coverage	—	—	—	—	—	—	—	—
Health insurance	—	—	—	—	—	—	—	—
Stock options (unvested and accelerated)	—	—	—	—	$67,230	$302,535	$302,535	$302,535
Restricted stock (unvested and accelerated)	—	—	—	—	$34,620	$346,200	$346,200	$346,200
Government-required payments(1)	$24,307	$24,307	—	—	—	—	—	—

(1)	Consists of payments Mr. Bagai is entitled to receive under an Indian provident plan and our gratuity plan, both of which are required under Indian law. Information regarding the Indian provident plan and our gratuity plan can be found in Note 2 to the audit financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

Director Compensation

The following table sets forth information for compensation earned in fiscal year 2007 by our non-executive directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(3) (c)	Option Awards ($)(2)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)

Steven B. Gruber	—	51,195	—	—	—	—	51,195
Edward V. Dardani	—	51,195	—	—	—	—	51,195
David B. Kelso	60,000	62,295	37,702	—	—	—	159,997
Mohanbir Sawhney	48,000	15,664	26,563	—	—	—	90,227
Garen K. Staglin	58,500	44,201	20,490	—	—	—	123,191
Clyde Ostler	5,000	—	5,281	—	—	—	10,281

(1)	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of awards. Assumptions used in the calculation of these amounts are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. As of December 31, 2007, Messrs. Gruber, Dardani, Kelso, Sawhney and Staglin each held 8,000 stock units, of which 4,000 of those held by each such director were unvested.

(2)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of awards. Assumptions used in the calculation of this amount are included in footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. As of December 31, 2007, each of Messrs. Kelso, Sawhney, Staglin and Ostler held 30,000 stock options, of which the following number were vested: 7,500, 15,000, 15,000 and 0, respectively.

(3)	The grant date fair value of the equity awards granted in 2007, determined in accordance with FAS 123(R), is set forth in the table below:

Name	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of Option Awards ($)
Steven B. Gruber	107,620	—
Edward V. Dardani	107,620	—
David B. Kelso	73,320	—
Mohanbir Sawhney	105,880	—
Garen K. Staglin	75,040	—
Clyde Ostler	—	376,761

Each member of our board of directors other than Messrs. Talwar, Kapoor and Ostler received a grant on the anniversary of his board service date of restricted stock units representing 4,000 shares of our common stock. The grants provide that the restricted stock units will vest on the earlier of:

•	the first anniversary of the date of grant,

•	the end of the reporting person’s term on our board of directors, and

•	the occurrence of a “change in control”, as defined in the 2006 Plan,

Holders of restricted stock units do not receive the underlying share of common stock until the units have vested and are settled. The restricted stock units issued to each of our directors other than Messrs. Talwar and Kapoor will settle on the earlier of:

•	such directors death;

•	the occurrence of a “change in control”, as defined in the 2006 Plan; and

•	180 days following the end of such director’s term on our board of directors.

On December 6, 2007, Mr. Ostler was granted an option to purchase 30,000 shares of our common stock, which vests 25% on each of the first four anniversaries of the date of grant.

PRINCIPAL STOCKHOLDERS

The table below sets forth, as of February 29, 2008, information with respect to the beneficial ownership of our common stock by:

•	each of our directors and each of our named executive officers;

•	each person who is known to be the beneficial owner of more than 5% of our common stock; and

•	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned as of February 29, 2008 are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 1, 2008. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Shares	Percentage (%)
Oak Hill Partnerships(2)	10,542,504	36.6
Vikram Talwar(3)	1,795,822	6.3
Rohit Kapoor(4)	2,055,822	7.2
Amit Shashank(5)	50,105	*
Matthew Appel(6)	11,097	*
Pavan Bagai(7)	202,210	*
Narasimha Kini(8)	53,948	*
Steven B. Gruber	—	—
Edward V. Dardani	—	—
David B. Kelso(9)	12,500	*
Clyde W. Ostler	—	—
Dr. Mohanbir Sawhney(10)	15,000	*
Garen K. Staglin(11)	35,000	*
All current directors and executive officers as a group (14 persons)(12)	4,231,504	14.6

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each beneficial owner is c/o ExlService Holdings, Inc., 350 Park Avenue, New York, New York 10022.

(2)	The business address of the Oak Hill Partnerships is 201 Main Street, Suite 2415, Fort Worth, TX 76102. Includes an aggregate of 10,278,942 shares of our common stock held by Oak Hill Capital Partners, L.P. and 263,562 shares of our common stock held by Oak Hill Capital Management Partners, L.P. OHCP MGP, LLC is the sole general partner of OHCP GenPar, L.P., which is the sole general partner of Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P. OHCP MGP, LLC exercises voting and dispositive control over the shares held by Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P.

(3)

This amount includes 84,000 shares of our common stock owned indirectly by Mr. Talwar through a spousal lifetime access trust. Mr. Talwar’s spouse and Mr. Kapoor are the trustees of this trust and share dispositive and voting control over the shares in the trust. Mr. Kapoor disclaims beneficial ownership of these shares. This amount also includes an aggregate of 428,619 shares of our common stock indirectly owned by Mr. Talwar through two separate three year grantor retained annuity trusts. Mr. Talwar is the sole trustee of each of these trusts. This amount also includes 1,193,203 shares of our common stock owned indirectly by Mr. Talwar through a trust. Mr. Talwar and his spouse are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes 84,000 shares of our common stock owned indirectly by Mr. Talwar through a spousal lifetime access trust for Mr. Talwar’s spouse. Mr. Talwar and Mr. Kapoor are the trustees of this trust and share dispositive and voting control over the shares in the trust. Mr. Kapoor disclaims beneficial ownership of these shares.

(4)	This amount includes 84,000 shares of our common stock owned indirectly by Mr. Kapoor through a spousal lifetime access trust. Mr. Kapoor’s spouse and Mr. Kapoor’s sister-in-law are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes 353,547 shares of our common stock owned indirectly by Mr. Kapoor through a three year grantor retained annuity trust. Mr. Kapoor is the sole trustee of this trust. This amount also includes 84,000 shares of our common stock owned indirectly by Mr. Kapoor through a spousal lifetime access trust for Mr. Kapoor’s spouse. Mr. Kapoor and Mr. Kapoor’s sister-in-law are the trustees of this trust and share dispositive and voting control over the shares in the trust. This amount also includes options to purchase 75,000 shares of our common stock owned by Mr. Kapoor that are exercisable within 60 days.

(5)	This amount includes options to purchase 40,000 shares of our common stock owned by Mr. Shashank that are exercisable within 60 days.

(6)	This amount includes options to purchase 10,000 shares of our common stock owned by Mr. Appel that are exercisable within 60 days.

(7)	This amount includes options to purchase 3,000 shares of our common stock owned by Mr. Bagai that are exercisable within 60 days.

(8)	This amount consists of options to purchase 17,750 shares of our common stock owned by Mr. Kini that are exercisable within 60 days.

(9)	This amount includes options to purchase 7,500 shares of our common stock owned by Mr. Kelso that are exercisable within 60 days.

(10)	This amount includes options to purchase 15,000 shares of our common stock owned by Mr. Sawhney that are exercisable within 60 days.

(11)	This amount consists of options to purchase 15,000 shares of our common stock owned by Mr. Staglin that are exercisable within 60 days.

(12)	This amount includes options to purchase 183,250 shares of our common stock owned in the aggregate by our current directors and executive officers that are exercisable within 60 days. This figure excludes shares owned by Mr. Kini.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Party Transactions

We review all transactions in which we, our directors and executive officers or their immediate family members and our 5% stockholders are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Code of Conduct and Ethics instructs our directors, officers and employees to report the facts and circumstances of any transaction or potential transaction to our General Counsel or our Audit Committee. Our board of directors has adopted a policy regarding the review of potential related person transactions. Under this policy, our General Counsel will review the facts and circumstances of any covered transaction. If our General Counsel determines that the transaction involves a related person transaction and that the amount involved does not equal or exceed $120,000, our General Counsel will approve or disapprove the transaction. If our General Counsel determines that the transaction involves a related person transaction and that the amount involved equals or exceeds $120,000, he will refer the transaction to our Audit Committee for approval. For each transaction, our General Counsel and Audit Committee, as applicable, will review all factors it considers appropriate, including, but not limited to, the nature of the related party transaction, the related party’s interest in the transaction and the material terms of the transaction, the importance of the transaction to us and to the related party and whether the transaction would impair the judgment of a director or executive officer to act in our best interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person and which involve amounts exceeding $120,000 in the previous fiscal year are disclosed in our proxy statement.

Related Party Transactions

We received services in India for employee training performed by a company controlled by one of our significant stockholders. This company is one of the many companies rendering such services to Exl India. For the years ended December 31, 2007, 2006 and 2005, we recorded expenses of $0, $53,194 and $86,417, respectively. At December 31, 2007 and December 31, 2006, we had a receivable of $881 and $1,512, respectively related to these services. The agreement with this company terminated on September 30, 2006.

We recorded expenses of $2,335,677, $0 and $0 for years ended December 31, 2007, 2006 and 2005, respectively, for transition services performed by a company controlled by one of our significant stockholders. We also recorded an acquisition related cost of $78,169 for the year ended December 31, 2007. As of December 31, 2007 and December 31, 2006, we had a balance payable of $2,413,846 and $0, respectively, related to these services.

We provide advisory services related primarily to compliance with the Sarbanes-Oxley Act of 2002 to Williams Scotsman, Inc., a provider of mobile and modular building solutions in North America. Williams Scotsman, Inc. was controlled by entities related to one of our significant stockholders until October 31, 2007. We recognized $424,423, $574,877 and $320,000 in the years ended December 31, 2007, 2006 and 2005, respectively, in advisory fee revenue and expense reimbursements from Williams Scotsman, Inc. At December 31, 2007 and December 31, 2006, we had an account receivable of $0 and $59,633, respectively, related to these services.

We provide BPO services to MedSynergies, Inc., a provider of outsourced billing, claims administration and payment processing services to healthcare providers. MedSynergies, Inc. is controlled by entities related to one of our former significant stockholders and ceased to be a related party to us during the three months ended June 30, 2007. For the years ended December 31, 2007, 2006 and 2005, we recorded revenue of $382,920, $537,890 and $0, respectively. For such periods, MedSynergies, Inc. was a related party. At December 31, 2006, we had an account receivable of $130,020, related to these services.

We provide advisory services to Duane Reade Holdings, Inc., a New York City drugstore chain. Duane Reade Holdings, Inc. was indirectly owned by one of our significant stockholders until October 31, 2007. We recognized revenue of approximately $780,329, $477,670 and $213,840 in the years ended December 31, 2007,

2006 and 2005, respectively, for advisory fees and expense reimbursements from Duane Reade Holdings, Inc. At December 31, 2007 and December 31, 2006, we had an account receivable of $338,629 and $55,350, respectively, related to these services.

We provide analytical services to FTVentures, one of our former significant stockholders. During the three months ended June 30, 2007, FTVentures ceased to be a related party to us. For the years ended December 31, 2007, 2006 and 2005, we recorded revenue of $43,349 and $24,500 and $0, respectively for the period FTVentures was a related party. At December 31, 2006, we had an account receivable of $9,800 related to these services.

For the years ended December 31, 2007, 2006 and 2005, we accrued management fees of $0, $160,215 and $200,000, respectively, to certain of our significant stockholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors of ExlService Holdings, Inc. oversees and assists our board of directors in fulfilling its oversight responsibilities with respect to:

•

our accounting and financial reporting processes, including the integrity of the financial statements and other financial information provided by us to our stockholders, the public, any stock exchange and others,

•	our compliance with legal and regulatory requirements,

•	our registered public accounting firm’s qualifications, independence and performance,

•	the audit of our financial statements and

•	the performance of our internal audit function.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has also received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for 2007.

AUDIT COMMITTEE
Mr. David B. Kelso (Chairman)
Mr. Clyde W. Ostler
Dr. Mohanbir Sawhney

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominees

Our Nominating and Governance Committee has nominated, and our board of directors has designated, Messrs. Kelso, Ostler and Talwar for election as Class II directors at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these two nominees. Our board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated by our board of directors to fill the vacancy.

General Information About Nominees

The age, tenure on our board of directors and committee membership, if any, of each nominee appears below. Information regarding the business experience during at least the last five years and directorships of other publicly owned corporations of each nominee can be found above under “Our Board of Directors.”

Name	Age	Director Since	Committee/Position

David B. Kelso	55	July 2006	Audit Committee (Chairman), Nominating and Governance Committee Member

Clyde W. Ostler	61	December 2007	Audit Committee Member, Compensation Committee Member

Vikram Talwar	58	November 2002	Chief Executive Office and Vice Chairman

Required Vote

The affirmative vote of the plurality of shares present in person or represented by proxy and entitled to vote at the Annual Meeting will elect the three nominees as Class II directors for the specified three-year term. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Our board of directors recommends a vote FOR the election of Messrs. Kelso, Ostler and Talwar as Class II directors of the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit our and our subsidiaries’ books, records and accounts for the fiscal year 2008. Our board of directors has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by our stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to our stockholders for ratification at the Annual Meeting. If our stockholders do not ratify the selection, our board of directors and our Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may nonetheless retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change such appointment at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders. Ernst & Young LLP audited our consolidated financial statements for fiscal years 2006 and 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal years 2007 and 2006:

Fee Category	Fiscal 2007	Fiscal 2006
	(in thousands)
Audit Fees	$766	$471
Audit-Related Fees	—	312
Tax Fees	26	43
All Other Fees	—	—
Total Fees	$792	$831

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements, including the audit of effectiveness of internal control over financial reporting and review of our consolidated financial statements included in our quarterly reports or services that are normally provided by our registered independent public accountants in connection with statutory or regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and investments. Also consists of professional charges related to our initial public offering.

Tax Fees. Consist of fees for transfer pricing studies completed for our subsidiaries.

Our Audit Committee pre-approves and is responsible for the engagement of all auditing services provided by our independent registered public accountants and all-non auditing services to be provided by such accountants to the extent permitted under Section 10A of the Exchange Act, including all fees and other terms of engagement. Our Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services between meetings of our Audit Committee to a designated member of our Audit Committee, provided that the decisions made by such member are presented to our full Audit Committee for ratification at its next scheduled meeting.

Required Vote

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Our board of directors recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accountants.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our Proxy Statement for our 2009 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal must be received by the Corporate Secretary of the Company no later than December 31, 2008. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our Proxy Statement for the 2009 Annual Meeting will be ineligible for presentation at the 2009 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary of the Company at the principal executive offices of the Company. Under our by-laws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not less than 90 nor more than 120 days prior to the first anniversary date of the 2008 Annual Meeting of Stockholders. The stockholder’s notice must set forth, as to each proposed matter, the following: (i) the name and record address of the stockholder and/or beneficial owner proposing such business, as they appear on our books, (ii) the class and number of shares of stock held of record and beneficially by such stockholder and/or such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to propose such business, (iv) a brief description of the stockholder business desired to be brought before the Annual Meeting, the text of the proposal (including the text of any resolutions proposed for consideration) and, in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment, and the reasons for conducting such stockholder business at the Annual Meeting, (v) any material interest of the stockholder and/or beneficial owner in such stockholder business and (vi) all other information that would be required to be filed with the SEC if the person proposing such stockholder business were a participant in a solicitation subject to Section 14 of the Exchange Act. The presiding officer of the Annual Meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, DC 20549

or through the SEC’s Internet web site: www.sec.gov.

MISCELLANEOUS

Certain U.S. dollar figures in this proxy statement have been converted from Indian rupees at a rate of 39.41 rupees to $1.00, the average rupee to U.S. dollar exchange rate during 2007.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank, trust or other nominee may only deliver one copy of this proxy statement and our 2007 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2007 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to our investor relations department through our website at www.exlservice.com. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank, trust or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2007 Annual Report of Form 10-K may be viewed at our website at www.exlservice.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option, you will receive a proxy form in mid-May listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

OTHER MATTERS

Our board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,
/s/ AMIT SHASHANK
Amit Shashank
Vice President, General Counsel and Corporate Secretary

New York, New York

April 29, 2008

Our 2007 Annual Report on Form 10-K has been mailed with this proxy statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to ExlService Holdings, Inc., 350 Park Avenue, New York, NY 10022, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 30, 2008, the stockholder was entitled to vote at the Annual Meeting.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE		REVOCABLE PROXY EXLSERVICE HOLDINGS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 19, 2008				FOR	WITH- HOLD	FOR ALL EXCEPT

Rohit Kapoor and Matthew W. Appel, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of ExlService Holdings, Inc. (the “Company”) to be held at 350 Park Avenue, New York, New York 10022 on June 19, 2008 at 10:00 am, Eastern Time, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

All capitalized terms used in this proxy shall have the same meanings assigned to them in the proxy statement.

			1. To elect three directors (except as marked to the contrary below): Nominees	☐	☐	☐
(1) David B. Kelso (2) Clyde W. Ostler (3) Vikram Talwar
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
				FOR	AGAINST	ABSTAIN
			2. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company.	☐	☐	☐
	Please be sure to sign and date this Proxy in the box below.	Date	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
Stockholder sign above Co-holder (if any) sign above

The Board of Directors recommends that you vote FOR proposals 1 and 2. The shares represented by this proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1 and 2.

Please sign exactly as your name appears on this card.

			PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.			è ☐

ñ Detach above card, sign, date and mail in postage paid envelope provided. ñ

EXLSERVICE HOLDINGS, INC.

Your Vote is Important. Please complete, sign, date and promptly return this proxy using the enclosed postmarked envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.